SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN
(As Amended Through the Sixth Amendment, Effective December 15, 2002)

Prior to October 2, 1998, Mid Am, Inc. ("Mid Am") maintained the Mid Am, Inc. Non-Qualified Retirement Plan (the "Mid Am Plan").  Mid Am merged into Citizens Bancshares, Inc. effective October 2, 1998 (the "Merger Date"), with the resulting corporation renamed Sky Financial Group, Inc.  (the "Company").  The Company became the sponsor of the Mid Am Plan on the Merger Date, and hereby amends and restates the Mid Am Plan effective January 1, 1999 in the form of this Sky Financial Group, Inc. Non-Qualified Retirement Plan (the "Plan").  On and after the Merger Date, the Plan covers all Directors and Eligible Employees of the Company.

Prior to December 31, 2000, the Company maintained the First Western Bancorp, Inc. Supplemental Executive Retirement Plan (the "First Western Plan") for the benefit of eligible management and executive employees who were employed by First Western Bancorp, Inc. and its subsidiaries, and their beneficiaries.  Effective December 31, 1999, the First Western Plan was frozen for all purposes.  Effective on December 31, 2000, the First Western Plan was merged into this Plan.

The Plan is designed to ensure that the benefits provided to Directors and Eligible Employees enhance the overall effectiveness of the Company's executive compensation program and to attract, retain and motivate such individuals.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1.  "Account" means the account maintained under the Plan in a Participant's name to which all Plan contributions, and earnings and losses thereon, are credited.  A Participant's Account consists of the following subaccounts:

(a)  for Directors who are Participants, a Compensation Deferral Account, a Discretionary Company Contributions Account, a Stock Option Deferral Account and a Rollover Contributions Account; and

(b)  for Eligible Employees who are Participants, a Compensation Deferral Account, a Supplemental Matching Contributions Account, a Supplemental Profit Sharing Contributions Account, a Supplemental Pension Contributions Account, a Discretionary Company Contributions Account, a Stock Option Deferral Account, a Rollover Contributions Account and a Frozen Profit Sharing Account.

1.2.  "Affiliated Company" means a business entity, or predecessor of such entity, if any, that is a member of a controlled group of corporations of which the Company is also a member.  The Eligible Employees and Directors of each Affiliated Company will be covered by the Plan upon approval by the Committee.

1.3.  "Board" means the Board of Directors of the Company.

1.4.  "Bonus" means the additional cash remuneration payable to a Participant annually pursuant to the Sky Financial Group, Inc. Annual Cash Incentive Plan. "Additional Remuneration" means the Bonus and additional cash remuneration payable to a Participant annually pursuant to an Employer's performance compensation program or any other plan, program or arrangement under which an Employer pays an amount of cash remuneration to a Participant above such Participant's Salary, prior to any Deferral Contributions under this Plan.

1.5.  "Change in Control" means any one or more of the following events:

(a)  Individuals who constitute the Board immediately after the Merger Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board  (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)  Any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "1934 Act") and as used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this Section 1.5(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(c)  The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than sixty percent (60%) of the total voting power of (x) the company resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Company (the "Parent Company"), is

represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (iii) at least fifty percent (50%) of the members of the board of directors of the Parent Company (of, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors' approval of the execution of the initial agreement providing for such Business Combination; or

(d)  The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets or deposits.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty-five percent (25%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

1.6.  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.7.  "Committee" means the Sky Financial Group, Inc. Benefit Plans Committee, which is responsible for the administration of the Plan.

1.8.  "Company" means Sky Financial Group, Inc., an Ohio corporation, or, to the extent provided in Section 9.9 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.9.  "Company Stock Fund" means the Investment Fund maintained under the Trust that is invested solely in shares of the Company's common stock.

1.10.  "Compensation" means a Participant's Salary, Bonus, Director's Fees or Director's Retainer payable in any calendar year.  Except as required by applicable law, Compensation deferrals elected under this Plan shall not affect the determination of Compensation or earnings for purposes of any other plan, policy or program maintained by the Company or an Affiliated Company.

1.11.  "Compensation Deferral Account" means the account established for a Participant under the Plan that is credited with Deferral Contributions under Sections 3.1 and 3.2 of the Plan.

1.12.  "Deferral Agreement" means the written deferral agreement entered into by a Participant with the Company pursuant to the terms of Sections 3.1 or 3.2 of the Plan.

1.13.  "Deferral Contribution" means the elective deferral contribution credited to a Participant's Account under the Plan by the Company.

1.14.  "Director" means an individual who is a member of the Board,  a member of the board of directors of an Affiliated Company, or a "Regional Board" member.

1.15.  "Director's Fees" means the Board meeting and Board committee meeting fees paid to a Director by the Employer.

1.16.  "Director's Retainer" means the annual retainer paid to a Director by the Employer.

1.17.  "Disability" means a Participant is under the regular care of a doctor and prevented by a medically determinable physical or mental impairment from performing each of the material duties of his or her regular occupation. Determinations of Disability are made by the Committee in its sole discretion.

1.18.  "Discretionary Company Contribution" means a discretionary company contribution made by the Company on behalf of one or more Participants under the terms of the Plan.

1.19.  "Discretionary Company Contributions Account" means the account established for a Participant under the Plan that is credited with Discretionary Company Contributions under Section 2.7 of the Plan.

1.20.  "Eligible Employee" means each employee of an Employer who is: (i) classified as a senior vice-president or higher; (ii) a commissioned salesperson whom the Committee expects to earn at least $100,000 in commissions per year; or (iii) designated by the Committee as an Eligible Employee.

1.21.  "Employer" means the Company and any Affiliated Company that is approved by the Committee.

1.22.  "Employment Termination" means the date of (i) an Eligible Employee's termination of employment with the Employer, or (ii) a Director's termination of service as a Director, and shall include such termination for any reason, unless expressly indicated otherwise. If an Eligible Employee terminates employment with an Employer but continues in service as a Director, the Committee will not automatically consider the Participant to have incurred an Employment Termination.  A Participant's termination of service as a director of the Company in connection with the Merger, for which the Participant receives Severance Payments, will be treated as an Employment Termination for purposes of Article VI of the Plan.

1.23.  "Frozen Profit Sharing Account" means the account established for a Participant under the Plan to which the Participant's balance in his or her Supplemental Profit Sharing Contributions Account on December 31, 1998 was transferred, in accordance with Section 2.9 of the Plan.

1.24.  "Investment Funds" means the various investment funds established and maintained under the Trust.

1.25.  "Participant" means a Director or an Eligible Employee who is eligible for participation and who has completed all necessary election and enrollment forms provided by the Committee.  The term "Participant" also includes an individual with a Frozen First Western Plan Account under the Plan.

1.26.  "Plan" means the Sky Financial Group, Inc. Non-Qualified Retirement Plan, as set forth herein and as hereinafter amended from time to time.

1.27.  "Plan Year" means the 12-month period beginning on January 1 and ending on the following December 31 of each year.

1.28.  "Qualified Pension Plan" means the Sky Financial Group, Inc. Employee Stock Ownership Pension Plan, as amended from time to time, and any successor or replacement plan.

1.29.  "Qualified Plans" mean the Qualified Savings Plan and the Qualified Pension Plan.  Except as otherwise provided in this Article I, all defined terms used in the Plan that are defined in the Qualified Plans shall have the same meaning in the Plan as is set forth in the Qualified Plans.

1.30.  "Qualified Plan Compensation Deferral Contribution" means the elective salary reduction contribution made by the Company for the benefit of a Participant under the terms of the Qualified Savings Plan in any Plan Year.

1.31.  "Qualified Plan Pension Contribution" means the employer contribution credited by the Company for the benefit of a Participant under the terms of the Qualified Pension Plan.

1.32.  "Qualified Plan Matching Contribution" means the matching contribution made by the Company for the benefit of a Participant under the terms of the Qualified Savings Plan.

1.33.  "Qualified Plan Profit Sharing Contribution" means the profit sharing contribution made by the Company for the benefit of a Participant under the terms of the Qualified Savings Plan.

1.34.  "Qualified Savings Plan" means the Sky Financial Group, Inc. Profit Sharing and 401(k) Plan, and any successor or replacement plan.

1.35.  "Retirement Date" means the first day of the calendar month coincident with or next following the date on which the Participant attains age sixty-five (65) years.

1.36.  "Rollover Contributions Account" means the account established for a Participant under the Plan that is credited with Rollover Contributions under Section 2.8 of the Plan.

1.37.  "Salary" means a Participant's annual base salary rate for the Plan Year, as specified by the Employer, prior to any Deferral Contributions under this Plan.

1.38.  "Stock Option Plan" means each of the Mid Am, Inc. 1992 Stock Option Plan, the 1997 Mid Am, Inc. Stock Option Plan, and such other stock option plans as may be adopted by the Company, each as amended from time to time.

1.39.  "Stock Option Deferral Account" means the account established for a Participant under the Plan that is credited with Stock Option Deferral Amounts under Section 3.1 of the Plan.

1.40.  "Supplemental Matching Contribution" means the matching contribution credited by the Company for the benefit of a Participant under the terms of the Plan.

1.41.  "Supplemental Matching Contributions Account" means the account established for a Participant under the Plan that is credited with Supplemental Matching Contributions under Section 2.4 of the Plan.

1.42.  "Supplemental Pension Contributions Account" means the account established for a Participant under the Plan that is credited with Supplemental Pension Contributions under Section 2.6 of the Plan.

1.43.  "Supplemental Profit Sharing Contribution" means the profit sharing contribution credited by the Company for the benefit of a Participant under the terms of the Plan in any Plan Year.

1.44.  "Supplemental Profit Sharing Contributions Account" means the account established for a Participant under the Plan that is credited with Supplemental Profit Sharing Contributions under Section 2.5 of the Plan.

1.45.  "Trust" means a trust agreement entered into by the Company under which the Company makes contributions for the purpose of accumulating assets to assist the Employers in fulfilling their obligations to Participants hereunder.

1.46.  "Year of Service" means each 12-consecutive month period of an Eligible Employee's continuous employment, or a Director's continuous service, with an Employer.

ARTICLE II

CONTRIBUTIONS

2.1.  Director's Deferral Contributions.  A Participant who is a Director may elect to defer a whole percentage (up to100 percent) of the Director's Fees otherwise payable to him or her by the Employer for a Plan Year.  A Participant who is a Director also may elect to defer a whole percentage (up to 100 percent) of the Director's Retainer otherwise payable to him or her by the Employer for a Plan Year.  The amount deferred pursuant to this Section shall be a Director's Deferral Contribution credited to the Director's Compensation Deferral Account.

2.2.  Eligible Employee's Compensation Deferral Contributions.  A Participant who is an Eligible Employee may elect to defer a whole percentage (up to 100 percent) of the Additional Remuneration otherwise payable to him or her by the Employer for a Plan Year.  A Participant who is an Eligible Employee also may elect to defer a whole percentage (up to 50 percent) of the Salary otherwise payable to him or her by the Employer for a Plan Year.  The amount deferred pursuant to this Section shall be credited to the Participant's Compensation Deferral Account.

2.3.  Deferral Agreements.  As a condition to the Company's obligation to credit any Deferral Contribution for the benefit of a Participant pursuant to Sections 2.1 or 2.2, the Participant must execute a Compensation Deferral Agreement.  A Participant's Compensation Deferral Agreement for any Plan Year must be in writing, signed by the Participant, and delivered to the Committee prior to  January 1 of that Plan Year; except that, in the year in which an Eligible Employee or Director first becomes eligible to participate in the Plan (i.e., due to hire or promotion), such Eligible Employee or Director may execute a Compensation Deferral Agreement, no later than 30 days after such initial eligibility, to defer Compensation for services to be performed subsequent to the election.

Neither Eligible Employees nor Directors are required to elect Deferral Contributions in any Plan Year.  However, the minimum amount of Deferral Contribution for any Plan Year for which a Deferral Agreement is executed is $1,000.

2.4.  Supplemental Matching Contributions.  Each Plan Year, the Company will credit a Supplemental Matching Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a)  the Qualified Plan Matching Contribution that would have been made on behalf of the Participant for the Plan Year in which an amount is deferred by the Participant pursuant to Section 3.2, based on the Participant's Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Savings Plan; and

(b)  the amount of the Qualified Plan Matching Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental Matching Contributions shall be credited to the Supplemental Matching Contributions Account maintained for the Participant.

2.5.  Supplemental Profit Sharing Contributions.  Each Plan Year, the Company will credit a Supplemental Profit Sharing Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a)  The Qualified Plan Profit Sharing Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant's Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Savings Plan; and

(b)  The amount of the Qualified Plan Profit Sharing Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental Profit Sharing Contributions shall be credited to the Supplemental Profit Sharing Contributions Account maintained for the Participant.

2.6.  Supplemental Pension Contributions.  Each Plan Year, the Company will credit a Supplemental Pension Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a)  The Qualified Plan Pension Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant's Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Pension Plan; and

(b)  The amount of the Qualified Plan Pension Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental Pension Contributions shall be credited to the Supplemental Pension Contributions Account maintained for the Participant.

2.7.  Discretionary Company Contributions. The Company may in its sole discretion contribute to the Account of a Participant an amount that it may from time to time deem advisable. Such discretionary contributions shall be credited to the Discretionary Company Contributions Account maintained for the Participant.

2.8.  Rollover Contributions. The Committee may, in its sole discretion, accept transfers on behalf of a Participant from any non-qualified plan or arrangement in which such Participant participated.  The Committee shall not accept such transfer to the extent that any amount is subject to current income taxation. Transferred amounts shall be credited to the Rollover Contributions Account maintained for the Participant.

2.9.  Frozen Profit Sharing Accounts. On December 31, 1998, the entire balance of a Participant's Supplemental Profit Sharing Contributions Account was transferred to the Participant's Frozen Profit Sharing Account.

2.10.  Retirement and Severance Payments Made in Connection With the Merger of the Company and Citizens Bancshares, Inc.  In connection with the merger of the Company and

Citizens Bancshares, Inc. (the "Merger"), the Employer will offer additional payments to certain Participants ("Severance Payments") who terminate employment as an Eligible Employee or terminate service as a Director.  Participants to whom the Company offers Severance Payments may elect to defer all or any portion of the Severance Payments by filing a written Deferral Agreement with the Committee prior to the time the Employer is to make the Severance Payments.  If a Participant elects to defer all or part of the Severance Payments under this Plan, the Company will contribute the Severance Payments the Participant has elected to defer into an account maintained under the Plan in the Participant's name ("Severance Payment Account").  The Participant will be fully vested in his or her Severance Payment Account at all times.  The Plan will invest the Participant's Severance Payment Account according to the provisions of Article V of the Plan.  The Plan will distribute a Participant's Severance Payment Account according to the Participant's written election and the terms of Plan Sections 6.2 and 6.3; provided that, the Plan will not begin distribution of a Participant's Severance Payment Account until at least 12 months from the date of the Participant's Deferral Agreement.

2.11.                      Supplemental Contributions Made in Connection with Salary Deferrals.  On and after January 1, 1999, the Company may offer a Participant the opportunity to forego up to ten percent (10%) of his or her Salary for the year in exchange for a specified number or amount of options to purchase the Company's common stock.  Effective for Plan Years beginning on or after January 1, 1999, the Company will make a Supplemental Pension Contribution pursuant to Section 2.5, and a Supplemental Profit Sharing Contribution pursuant to Section 2.6, on behalf of each Participant who elects to reduce his or her Salary in exchange for stock options, as if the amount of such Salary reduction was a Deferral Contribution under this Plan.

2.12.                      Frozen First Western Plan Accounts.  Prior to December 31, 2000, the Company maintained the First Western Bancorp, Inc. Supplemental Executive Retirement Plan (the "First Western Plan").  The First Western Plan has been frozen since December 31, 1999. Effective December 31, 2000, the First Western Plan was merged into this Plan.  Amounts transferred from a Participant's accounts under the First Western Plan shall be held in the Participant's Frozen First Western Plan Account under this Plan.  The Participant will be fully vested in his or her Frozen First Western Plan Account at all times.  The Plan will invest the Participant's Frozen First Western Plan Account according to the provisions of Article V of the Plan.  The Plan will distribute a Participant's Frozen First Western Plan Account according to the Participant's written election and the terms of Plan Sections 6.2 and 6.3.

2.13.                      Company Contributions for Mid-Year Entrants.  For purposes of determining the Company contributions provided for under Sections 2.4, 2.5 and 2.6 above, the "Compensation" of an Eligible Employee or Director for the Plan Year in which he or she first becomes eligible to participate in the Plan (i.e., due to hire, promotion or designation by the Committee), shall only include the Salary, Bonus, Director's Fees or Director's Retainer payable to such person on and after the first day that he or she first became an Eligible Employee or Director in that Plan Year.

ARTICLE III

DEFERRAL OF STOCK OPTION INCOME

3.1.  Stock Option Deferral Elections.  To the extent permitted under the terms of the Stock Option Plan, a Participant who has been granted a non-qualified stock option (an "Option") under the Stock Option Plan may elect to defer any income or gain that would otherwise be recognized upon the exercise of the Option.  If a Participant elects such a deferral, the Company will credit the Stock Option Deferral Account of such Participant with the number of Stock Units (as defined below) determined under Section 3.2 below.

3.2.  Crediting of Stock Units.  The number of Stock Units to be credited to a Participant's Stock Option Deferral Account shall be equal to the fair market value, on the date of exercise of the applicable Option, of the excess of: (i) the number of shares of common stock of the Company to be purchased pursuant to the exercise of such Option, over (ii) a number of shares of such common stock with a fair market value equal to the option price of such Option.  Each such Stock Unit, as of any given date, shall have a value equal to the fair market value of a share of common stock of the Company on such date.  For purposes of this Section, fair market value of common stock of the Company shall be defined as the closing price of such common stock on the National Market System's NASDAQ Quotation Service on the trading day immediately preceding the date as of which fair market value is determined.

Additional credits shall be made to a Participant's Stock Option Deferral Account in dollar amounts equal to the cash value (or the fair market value of dividends paid in property other than common stock of the Company) that the Optionee would have received had he been the owner on each record date of a number of shares of common stock equal to the number of Stock Units credited to his Stock Option Deferral Account on such date.  In the case of a dividend in common stock of the Company, additional credits will be made to the Stock Option Deferral Account of the Participant of a number of Stock Units equal to the number of shares of common stock that the Participant would have received had he been the owner on each record date of a number of shares of such common stock equal to the number of Stock Units credited to his Stock Option Deferral Account.  Any cash dividends (or the value of dividends paid in property other than common stock of the Company) shall be converted into Stock Units based upon the fair market value of common stock of the Company on the record date for payment of any such dividend.

3.3.  "Stock Units" means units based upon the fair market value of the common stock of the Company and credited to a Stock Option Deferral Account pursuant to Section 3.1 above.

ARTICLE IV

VESTING OF PARTICIPANTS' ACCOUNTS

4.1.  Fully Vested Accounts. A Participant shall be fully vested in the amount in his or her Compensation Deferral Account, Supplemental Matching Contributions Account, Rollover Contributions Account and Stock Option Deferral Account at all times.

4.2.  Supplemental Profit Sharing and Pension Contributions Accounts.  A Participant shall be vested in his or her Supplemental Profit Sharing and Pension Contributions Accounts and his or her Frozen Profit Sharing Account after he or she completes five Years of Service, as illustrated by the following schedule:

Years of Service	Vested Percentage
Less than 2 years	0%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more years	100%

4.3.  Discretionary Company Contributions Account.   The Committee, in its sole discretion, shall specify in writing, the vesting schedule applicable to any Participant or group of Participants, and/or any particular contribution to a Participant's Discretionary Company Contributions Account.

4.4.  Forfeiture Due to Competition or Breach of Confidentiality.  A Participant may not, except with the express prior written consent of the Company, for a period of two (2) years after the Participant's Employment Termination (the "Restrictive Period"), directly or indirectly compete with the business of the Employers, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of an Employer to terminate employment with the Employer and become employed by any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "Financial Institution") within a twenty-five (25) miles radius of (i) an Employer's main office or (ii) the office of any Employer's Affiliated Companies (the "Restrictive Covenant").  The foregoing Restrictive Covenant shall not prohibit a Participant from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation system which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

If a Participant violates the Restrictive Covenant or the Company's Code of Professional Responsibility, all amounts in the Participant's Discretionary Company Contributions Account, Frozen Profit Sharing Account and Supplemental Matching, Profit Sharing, and Pension Contributions Accounts shall be forfeited; except that this Section 4.4 shall become ineffective upon a Change in Control of the Company.

4.5.  Full Vesting Provisions.  Notwithstanding the foregoing, a Participant shall be fully vested in his or her entire Account upon:  (i) the date of the Participant's Employment Termination on account of death or Disability; (ii) the Participant's Retirement Date; or (iii) a Change in Control of the Company.  Each Participant in the Mid Am, Inc. Non-Qualified Retirement Plan (the "Mid Am Plan") on October 2, 1998, the effective date of the merger of Mid Am, Inc. into Citizens Bancshares, Inc., acquired a 100% nonforfeitable interest in his or her Accounts under the Mid Am Plan as of that date.  The Supplemental Profit Sharing and

Supplemental Pension Contributions made under the Mid Am Plan, and under this Plan, on and after October 2, 1998, shall be subject to the vesting schedules contained in this Article, based on all of the Participant's Years of Service before and after that date

4.6.  Forfeiture.  A Participant whose Employment Termination occurs prior to the full vesting of his or her Account will forfeit the portion of his or her Account that is not vested.

ARTICLE V

INVESTMENT OF CONTRIBUTIONS

5.1.  Investment of Participants' Accounts.  All Participant and Company contributions shall be contributed by the Company to, and held and invested in the Investment Funds maintained under the Trust.  A Participant's Supplemental Pension Contributions and Frozen Profit Sharing Accounts will be deemed to be invested in the Company Stock Fund.  The Participant will be consulted with respect to the investment of his or her Supplemental Profit Sharing Contributions, Frozen Profit Sharing, Compensation Deferral and Supplemental Matching Contributions Accounts.  A Participant's Discretionary Contributions Account shall be deemed to be invested in a manner selected by the Committee in its sole discretion.  However, the Committee reserves the right to invest all Participants' Accounts as it deems best.  Each Participant's Account shall be credited or debited with that Participant's proportionate share of any gains or losses resulting from the Investment Funds.

Any amount in a Participant's Account that is forfeited according to Article IV shall be applied toward administrative expenses incurred in connection with the Plan or used to reduce future Company contributions in the sole discretion of the Committee.  The Company shall provide each Participant with a written statement of his Accounts at least semi-annually.

5.2.  Adjustment For Investment Earnings.  The amounts credited to a Participant's Account shall be adjusted from time to time in accordance with uniform procedures established by the Committee to reflect the value of an investment equal to the Participant's Account balance in the Investment Funds.  The Investment Funds available may be revised from time to time by the Committee with approval of the Trustee of the Trust described in Section 9.2.  The Committee, with the approval of the Trustee, may eliminate any Investment Funds available at any time; provided, however, that the Committee may not retroactively eliminate any Investment Fund.

A Participant shall designate the applicable Investment Fund to be used with respect to his or her Supplemental Profit Sharing Contributions, Compensation Deferral and Supplemental Matching Contributions Accounts in increments of at least 10%, pursuant to a written investment election form delivered to the Committee on the date he or she commences participation in the Plan. The Participant may change his or her Investment Fund designation with respect to future contributions credited to his or her Supplemental Profit Sharing Contributions, Compensation Deferral and Supplemental Matching Contributions Accounts, and/or with respect to amounts previously credited to such Accounts, by notifying the Committee or its designee.  A revised investment direction may be made by a Participant in writing on a quarterly basis and shall be effective as of the beginning of the calendar quarter immediately following such written submission; provided, however, that the Committee or its designee shall have the discretion to delay the effective date of any revised investment direction to the beginning of the second calendar quarter following receipt of such direction if the Committee or its designee receives such direction fewer than 15 days prior to the beginning of a calendar quarter.

5.3.  Investment of Prior Deferrals.  Prior to the effective date of this Plan, certain officers entered into Letters of Agreement Deferring Officer's Compensation (the "Agreements").  Under the Agreements, amounts in a Deferred Officer's Compensation Account (as defined in the Agreements) could be invested in a life insurance contract to be owned by the Company. A Participant who previously had directed that all or any portion of his Deferred Officer's Compensation Account be invested in life insurance contracts may continue to direct that all or any portion of his or her Deferral Contribution be invested in an existing life insurance contract held under the Trust.

ARTICLE VI

DISTRIBUTIONS

6.1.  Distribution of Participants' Accounts.  A Participant's Accounts will be distributed to him or her in accordance with the provisions of this Article VI.  A Participant's Accounts, except for the Participant's Stock Option Deferral Account, will be distributed to him or her in cash, unless otherwise provided by the Committee in its sole discretion.

6.2.  Form of Distribution.  Each Participant shall elect the manner of payment of his or her Account, generally at the time of any Deferral Agreement.  A Participant may change the manner in which his or her Account will be distributed at any time prior to the Participant's Employment Termination; provided, however, that no distribution may be made or commence until at least 12 months following the date of any election or modification.  A Participant may also make a one-time election on or after his or her Employment Termination to change the manner in which his or her Account will be distributed in accordance with the procedures established by the Committee.  A Participant may elect to have his or her Account distributed in a lump sum or in substantially equal annual (or more frequent, as permitted by the Committee) installment payments over a period not to exceed fifteen (15) years.  If a Participant does not make a valid distribution election, then the manner of payment and date for commencement of payment of the Participant's Account shall be selected by the Committee in its sole discretion.  Notwithstanding the foregoing, with respect to a distribution of a Participant's Account prior to the date of his or her Employment termination, the Participant may elect to receive a distribution from his or her Account only in the form set forth in clause (ii) and subsection (c) of Section 6.3 hereof.

Notwithstanding the foregoing, if the value of the Participants' Accounts is less than $5,000 at any time after the Participant's Employment Termination, such Accounts shall be distributed to the Participant in a single lump sum distribution, as soon as practicable.  If the Participant fails to elect a form or period of distribution, the Participant's Accounts will be paid in a manner selected by the Committee or its designee.  The Participant also may elect, at the time of his or her election of Compensation Deferral Contributions, to have distributions commence as soon as practicable after his or her Disability.

Notwithstanding the foregoing, a Participant's Discretionary Company Contributions Account shall be paid in a manner selected by the Committee in its sole discretion

6.3.  Timing of Distribution.  The balance of a Participant's Accounts shall be distributed to or with respect to the Participant only:  (i) upon any date following Employment Termination, as elected by the Participant at least 12-months prior to such date following Employment Termination, (ii) upon any date before Employment Termination, as elected by the Participant, at least 12-months prior to such date, in accordance with subparagraph (c) below,  (iii) because of hardship in accordance with Section 6.5, or (iv) to the extent a Participant's Account balance becomes subject to immediate income taxation.

(a)           Notwithstanding the Participant's election, distribution of a Participant's Accounts will begin as soon as practicable after the 10-year anniversary of the Participant's Employment Termination; except that distributions to a Participant will not begin sooner than 12-months following his or her election as to the form and timing of such distributions.

(b)           Notwithstanding anything in this Section to the contrary, the balance of a Participant's Stock Option Deferral Account may not be distributed to or with respect to the Participant until a date that is at least 12 months from the date of exercise of the applicable Option.

(c)           A Participant may elect, generally at the time of any Deferral Agreement, to receive a lump sum distribution of all or a portion of his or her Accounts, as of any date; provided that each Participant may specify and have outstanding at any time no more than five different future dates for such distributions (as each specified date passes and the distribution is made, an additional specified future date distribution election could be made).  An election made in accordance with this subsection (c) will apply only to distributions of the Participant's Account made prior to the date of the Participant's Employment Termination.

(d)           Notwithstanding the Participant's election, distribution of a Participant's Accounts will begin as soon as practicable after the Participant's death.

(e)           Notwithstanding the foregoing, the date for commencement of payment of a Participant's Discretionary Company Contributions Account shall be determined by the Committee in its sole discretion.

6.4.  Distribution of Insurance Contracts.  Notwithstanding anything in this Article to the contrary, for any Participant who, pursuant to the Agreements, previously directed that all or a portion of his Deferred Officers Compensation Account (as defined in the Agreements) be invested in a life insurance contract in accordance with Section 5.3, the life insurance contract will be distributed to him or her according to the terms of the contract.

6.5.  Distributions Upon Death.  If a Participant dies before full distribution of his or her Account, any remaining amounts shall be distributed as soon as practicable after the Participant's death, to the beneficiary, and in the method, designated by the Participant in a writing delivered most recently to the Committee prior to death. If a Participant has not designated a beneficiary, or method of distribution, or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed to those persons entitled to receive distributions of the Participant's accounts under the Qualified Savings Plan and in the same method as distribution is made under the Qualified Savings Plan. If the Participant has no account under the Qualified Savings Plan, such amounts shall be distributed to those persons entitled to receive distributions of the Participant's accounts under the Qualified Pension Plan and in the same method as distribution is made under the Qualified Pension Plan. If the Participant has no accounts under the Qualified Plans, distribution of the Participant's Account shall be made to the Participant's estate.

6.6.  Hardship Distributions.  In the discretion of the Committee, and at the written request of a Participant, an amount up to 100 percent of his or her vested Account may be distributed to a Participant in the case of an "unforeseeable emergency," subject to the limitations set forth below. For purposes of this Section 6.5, an "unforeseeable emergency" is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a)  through reimbursement or compensation by insurance or otherwise;

(b)  by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)  by cessation of Deferral Contributions under the Plan.

Only one hardship distribution shall be permitted during a Plan Year. A Participant's request for a hardship distribution must be accompanied or supplemented by such evidence that the hardship is necessary as the Committee or its designee may reasonably require. Withdrawals of amounts because of an unforeseeable emergency shall be permitted only to the extent reasonably needed to satisfy the unforeseeable emergency need.

Any Participant who receives a hardship distribution shall cease Deferral Contributions for a period of one year following the date of such hardship distribution.  Reentry into the Plan will be according to the Deferral Agreement procedures described in Section 2.3.

6.7.  Tax-Savings Clause.  Notwithstanding anything to the contrary contained herein, if (i) the Internal Revenue Service (IRS) prevails in its claim that all or a portion of the amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to a Participant or beneficiary for any taxable year that is prior to the taxable year in which such contributions and/or earnings are actually distributed to such Participant or beneficiary, (ii) the U.S. Department of Labor (DOL) prevails in its claim that the Trust prevents the Plan from meeting the "unfunded" criterion of the exceptions to various requirements of Title I of the Employee Retirement Income Security Act of 1974 (ERISA) for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, or (iii)  legal counsel selected by the Committee advises the Committee that the IRS or DOL would likely prevail in such claim, the applicable Account balance shall be immediately distributed to the Participant or beneficiary.  For purposes of this Section, the IRS or DOL shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Committee, based upon the advice of legal counsel selected by the Committee, fails to appeal a decision of the IRS or DOL, or a court of applicable jurisdiction, with respect to such claim, to an appropriate IRS or DOL appeals authority or to a court of higher jurisdiction within the appropriate time period.

6.8.      Purchase of Life Insurance.  The Committee, in its sole discretion, may enter into a written agreement with a Participant (the "Exchange Agreement") pursuant to which the Participant agrees to forego all or a portion of the annual or current year Company contributions to his or her Supplemental Matching Contributions, Supplemental Profit Sharing Contributions, and Supplemental Pension Contributions Accounts in exchange for the Company's payment of an equivalent amount in premium for a life insurance policy on the Participant's behalf, under the following conditions:

(a)           only a Participant who is fully vested in his or her Supplemental Matching Contributions, Supplemental Profit Sharing Contributions, and Supplemental Pension Contributions Accounts may enter into an Exchange Agreement with the Committee;

(b)           the Exchange Agreement may provide for payments only from the Company's general assets;

(c)           the Company will make any payments directly to the insurance company providing the life insurance policy on behalf of the Participant, or directly to the irrevocable life insurance trust ("ILIT") established by the Participant to hold such policy;

(d)           the Exchange Agreement may provide that if the Participant's employment is terminated before all premium payments have been made on the life insurance policy, the Participant agrees to forfeit all or a portion of his or her Supplemental Matching Contributions, Supplemental Profit Sharing Contributions, and Supplemental Pension Contributions Accounts equal to the present value amount necessary to make the remaining required contributions to such life insurance policy, and the Company may direct the Trustee to pay such present value amount from the Participant's Accounts, in one or more payments; to the insurance company or ILIT; and

(e)           the Participant's and the Committee will attempt to structure the Exchange Agreement so as to avoid constructive or actual receipt of any income or funds by the Participant.

The life insurance policy on the Participant's behalf must be maintained pursuant to a split dollar arrangement between the Participant and the Company, which agreement must provide for the ultimate return to the Company of any premium amounts the Company paid on the Participant's behalf.  To reflect the fact that the Company will ultimately receive back all premium amounts the Company paid on the Participant's behalf, the Committee shall determine, in its sole discretion, or the Committee and the Participant shall agree, whether to: (i) reduce the amount of the annual or current year contributions the Company makes to the Participant's Supplemental Matching Contributions, Supplemental Profit Sharing Contributions, and/or Supplemental Pension Contributions Accounts on less than a dollar-for-dollar basis by the amount that the Participant agrees to forego in exchange for the Company's life insurance policy premium payment, or (ii) increase the amount the Plan pays to the Participant (or the Participant's beneficiary) following the Company's recovery of all premium amounts it paid on the Participant's behalf.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1.  Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

7.2.  Power and Duties of Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons.  Any such determination by the Committee shall presumptively be conclusive and binding on all persons. The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant's date and length of service, amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants.  All rules and determinations of the Committee shall be uniformly and consistently applied to all persons in similar circumstances.  To the extent not inconsistent with this Plan, all provisions set forth in the Qualified Plans with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims, also shall be applicable with respect to this Plan.

ARTICLE VIII

AMENDMENT OR TERMINATION

8.1.  Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

8.2.  Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in a Participant's Account shall be made to the Participant or his or her beneficiary in the manner and at the time described in Article VI of the Plan. No additional contributions shall be made to the Account of a Participant after termination of the Plan, but the Company shall continue to credit gains and losses to Participants' Accounts pursuant to Article V, until the balance of such Accounts have been fully distributed to each Participant or beneficiary, as applicable.

ARTICLE IX

GENERAL PROVISIONS

9.1.  Participant's Rights Unsecured.  Except as otherwise set forth in Section 9.2, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its Affiliates for payment of any distributions hereunder. The right of a Participant or beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company or its Affiliates, and neither the Participant nor any beneficiary shall have any rights in or against any specific assets of the Company or its Affiliates. All amounts credited to the Participants' Accounts shall constitute general assets of the Employer for whose participants the amounts were contributed, and may be disposed of by the Company or the Employer at such time and for such purposes as it may deem appropriate.

9.2.  Trust Agreement.  All rights under this Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company or any Employer for payment of any amounts due hereunder.  No Participant or beneficiary under the Plan shall have any interest in or rights against any specific assets of the Company or any Employer, and all Participants and beneficiaries shall have only the rights of general unsecured creditors of the Company and the applicable Employer.  Notwithstanding the preceding provisions of this Section, the Company, in its discretion shall have the right, at any time and from time to time, to cause amounts payable to any Participant or beneficiary hereunder to be paid to the trustee of a Trust established by the Company for the benefit of Participants or their beneficiaries.  Such Trust shall contain terms and conditions to ensure that the Trust assets and earnings will be subject to creditors of the Employer for whose Participants the assets were contributed, but will otherwise be available only to pay benefits to Participants and beneficiaries pursuant to the terms of the Plan, and will contain such other provisions as are necessary to assure that transfers to the Trust, and earnings on Trust assets, will not constitute taxable income to any Participant or beneficiary pursuant to applicable provisions of the Code.

9.3.  General Conditions.  Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plans applicable to a Qualified Plan Compensation Deferral, Qualified Plan Matching, Qualified Plan Pension, or Qualified Plan Profit Sharing Contribution will also be applicable to an Eligible Employee's Deferral, Supplemental Matching, Supplemental Pension, or a Supplemental Profit Sharing Contribution, to be made hereunder.  Any Qualified Plan Compensation Deferral, Qualified Plan Matching, Qualified Plan Pension, or Qualified Plan Profit Sharing Contribution, or any other contributions to be made under the Qualified Plans, shall be made solely in accordance with the terms and conditions of the Qualified Plans, and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plans.

9.4.  No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any Affiliate or any other person or entity that the assets of the Company or any Affiliate will be sufficient to pay any benefit hereunder.

9.5.  No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Affiliated Company.

9.6.  Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.7.  Applicable Law.  To the extent the laws of the United States do not apply, the Plan shall be construed and administered under the laws of the State of Ohio, other than its laws respecting choice of law.

9.8.  Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Company or its designee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company or its designee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, its designee and the Plan therefor.

9.9.  Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  If the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 8.2.

9.10.  Unclaimed Benefit.  In the event that all, or any portion, of the distribution payable to a Participant or beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Company or its designee, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Company as part of its general assets.

9.11.  Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.12.  Claims Procedure.  A claim for a Plan benefit shall be deemed filed when a written communication is made by a Participant or Beneficiary, or the authorized representative of either, which is reasonably calculated to bring the claim to the attention of the Committee. If a claim is wholly or partially denied, notice of such decision shall be furnished to the claimant in writing within 90 days after receipt of the claim by the Committee. Such notice shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan's claims review procedure. If no such notice is furnished to the claimant within 90 days after receipt of a claim by the Committee, such claim shall be deemed wholly denied.

Within 90 days from the receipt of the note of denial, a claimant may appeal such denial to the Committee for a full and fair review.  The review shall be instituted by the filing of a written request for review by the claimant or his or her authorized representative within the 90-day period stated above. A request for review shall be deemed filed as of the date of receipt of such written request by the Committee. The claimant or his or her authorized representative shall have the right to review all pertinent documents, may submit issues and comments in writing and may do such other appropriate things as the Committee may allow. The decision of the Committee shall be made not later than 60 days after the receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case, a decision shall be rendered not later than 120 days after the receipt of a request for review. Such decision shall be final and binding on the claimant.

9.13.  Gender and Number.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for reference only, and are not to be construed so as to alter the terms hereof.

9.14.  Indemnification.  The Company and each Employer shall indemnify and hold harmless each member of the Committee, or any employee of the Company or an Employer, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys' fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan or the Trust, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan or the Trust, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.

SEVENTH AMENDMENT

OFTHE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN

(As Amended and Restated Effective January 1, 1999)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”);

WHEREAS, Section 409A was recently added to the Internal Revenue Code of 1986, as amended (the “Code”) and that section will apply, in general, to amounts deferred under nonqualified deferred compensation plans such as the Plan after December 31, 2004; and

WHEREAS, the Plan has been amended from time to time and the Committee now considers it desirable to further amend the Plan to prevent any amounts from being deferred under the Plan after December 31, 2004, and to preserve the grandfathered status of the amounts deferred and vested under the Plan on or before December 31, 2004, for purposes of Code Section 409A.

NOW, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan, as previously amended, be and is hereby amended further, in the following particulars, effective as of December 31, 2004:

1.      By adding the following sentence to end of the second introductory paragraph of the Plan:

“Effective December 31, 2004, the Plan is frozen.”

2.      By adding the following new Article X to appear immediately after Article IX of the Plan:

“ARTICLE X

PLAN FROZEN

The Company has frozen the Plan effective December 31, 2004. For Plan Years beginning on and after January 1, 2005, the Plan will operate on a frozen basis. Notwithstanding any provisions of the Plan to the contrary, the following provisions shall apply:

(a) No employees of the Company who were not Participants in the Plan prior to January 1, 2005, will be eligible to become Participants after that date.

(b) Effective on and after January 1, 2005, no further deferral or supplemental contributions will be credited to Participants’ Accounts.

(c) Code Section 409A Grandfathered Status. Compensation deferred and vested (within the meaning of Code Section 409A) on or before December 31, 2004, is eligible for exemption from Code Section 409A by reason of the statutory grandfather clause set forth in section 885(d) of the American Jobs Creation Act of 2004, Pub. L. No. 108-357, 118 Stat. 1418 (2004). The Company intends to preserve the grandfathered status of such amounts, including earnings thereon, under the Plan. No ‘material modifications,’ as that term is used for purposes of the Code Section 409A grandfather clause, shall be made to the Plan after October 3, 2004, unless permitted by Internal Revenue Service Notice 2005-1 or subsequent guidance.

(d) Transferred Amounts. Any amount credited to a Participant’s Account that was not vested as of December 31, 2004 (‘Non-Vested Contributions’) shall be transferred to the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the ‘NQRP II’), effective January 1, 2005. Such transferred Non-Vested Contributions shall be considered a contribution to, and shall be payable under the terms of, the NQRP II.

(e) The Plan shall continue in effect on and after December 31, 2004, subject to the Company’s right to amend or terminate the Plan under Article VIII. To the extent not inconsistent with the provisions of this Article X, all provisions of the Plan shall continue to apply.”

*        *        *

IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 2nd day of December 2005.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:	/s/ Thomas A. Sciorilli
A Member of the Committee

Eighth Amendment
of the
Sky Financial Group, Inc. Non-Qualified Retirement Plan
(As Amended and Restated Effective January 1, 1999)

     WHEREAS , Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan (the “Plan”) for a select group of its management and highly compensated employees;

     WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”);

     WHEREAS , the Plan has been amended from time to time and was frozen effective December 31, 2004; and

     WHEREAS, the Committee now considers it desirable to further amend the Plan to allow Plan participants to be consulted with respect to the deemed investment of their Stock Option Deferral Account, Supplemental Pension Contributions Account and Frozen Profit Sharing Account.

     NOW, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan, as previously amended, be and is hereby amended further, in the following particulars, effective as of May 16, 2007, except where otherwise noted:

1. By substituting the following for Section 5.1 of the Plan:

      “5.1 Investment of Participants’ Accounts. All Participant and Company contributions shall be contributed by the Company to, and held and invested in, the Investment Funds maintained under the Trust. The Participant shall have the right to direct the deemed investment of his or her Supplemental Profit Sharing Contributions Account, Frozen Profit Sharing Account, Compensation Deferral Account, Supplemental Matching Contributions Account, Supplemental Pension Contributions Account, and Stock Option Deferral Account. A Participant’s Discretionary Contributions Account shall be deemed to be invested in a manner selected by the Committee in its sole discretion. Each Participant’s Account shall be credited or debited with that Participant’s proportionate share of any gains or losses resulting from the Investment Funds.”

      2. By substituting the following sentence for the second sentence of the second paragraph of Section 5.2 of the Plan:

      “The Participant may change the Investment Funds designations with respect to amounts credited to his or Supplemental Profit Sharing Contributions Account, Frozen Profit Sharing Account, Compensation Deferral Account, Supplemental Matching Contributions Account, Supplemental Pension Contributions Account, and Stock Option Deferral Account by notifying the Committee or its designee (or such other method as the Committee specifies).”

      3. By substituting the following sentence for the second sentence of Section 6.1 of the Plan:

      “A Participant’s Accounts will be distributed to him or her in cash, unless otherwise provided by the Committee in its sole discretion.”

      4. By substituting the following for the first sentence of Section 8.2 of the Plan, effective June 30, 2007:

     “No amendment or termination of the Plan shall:

           (a) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination;

           (b) on or after the Effective Time (as defined in Article X), adversely affect a Participant’s right to modify his or her distribution elections under Article VI of the Plan, except as required by applicable law in order to prevent an excise tax on the Participant;

           (c) on or after the Effective Time, revoke or otherwise restrict a Participant’s right to change his or her investment elections under the Article V Plan, except as required by applicable law in order to prevent an excise tax on the Participant; or

           (d) provide for a distribution of a Participant’s Accounts in a time or form except as set forth in the Participant’s distribution election in effect as of the effective date of such amendment or termination.”

* * *

2

     IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 24th day of May 2007.

SKY FINANCIAL GROUP,INC. BENEFIT PLANS COMMITTEE

By:	/S/ T. A. SCIORILLI
A Member of the Committee

3